EXHIBIT (11)
                                ROPES & GRAY LLP
                                ONE METRO CENTER
                              700 12th STREET, N.W.
                                    SUITE 900
                              WASHINGTON, DC 20005


                   WRITER'S DIRECT DIAL NUMBER: (202) 508-4667

                               September 28, 2007

Fifth Third Funds
38 Fountain Square Plaza
Cincinnati, Ohio 45263

Ladies and Gentlemen:

         You have registered under the Securities Act of 1933, as amended (the "1933 Act") an indefinite number of shares of beneficial interest ("Shares") of the Fifth Third Funds ("Trust"), as permitted by Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). You propose to file a prospectus/proxy statement on Form N-14 (the "Prospectus/Proxy Statement") with respect to certain Shares of the Trust.

         We have examined your Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston. We have also examined a copy of your Bylaws and such other documents, receipts and records as we have deemed necessary for the purpose of this opinion.

         Based upon the foregoing, we are of the opinion that the issue and sale of the authorized but unissued Shares of the Series have been duly authorized under Massachusetts law. Upon the original issue and sale of your authorized but unissued Shares and upon receipt of the authorized consideration therefor in an amount not less than the net asset value of the Shares established and in force at the time of their sale, the Shares issued will be validly issued, fully paid and non-assessable.

         The Fifth Third Funds is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust provides for indemnification out of the property of a particular series of Shares for all loss and expenses of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which that series of Shares itself would be unable to meet its obligations.

         We understand that this opinion is to be used in connection with the filing of the Prospectus/Proxy Statement. We consent to the filing of this opinion with and as part of your Prospectus/Proxy Statement.

                                                            Sincerely,

                                                            /s/ Ropes & Gray LLP
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                                                            Ropes & Gray LLP